CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

Overview

•	Q2 2010 Resorts system-wide sales rose 33% to $80.0 million compared to $60.1 million in Q2 2009.

•	Fee-based services sales and marketing programs sold $18.2 million of third-party developer inventory, generating sales and marketing commission revenue of $12.1 million.

•	Resorts operating profit rose 144% to $14.7 million from $6.0 million in Q2 2009.

•	Q2 2010 pre-tax income rose 65% to $8.8 million from $5.4 million in Q2 2009.

•	Q2 2010 net income of $4.3 million, or $0.14 per diluted share, compared to net income of $6.8 million, or $0.22 per diluted share, in Q2 2009.

o Q2 2009 net income included a one-time income tax benefit of $4.6 million, or $0.15 per share.

•	Bluegreen Communities segment operating loss widened to $4.7 million from $2.0 million in Q2 2009.

•	Cash flow from operations of $79.5 million for the six months ended June 30, 2010.

•	Unrestricted cash of $63.6 million at June 30, 2010.

Boca Raton, Fla. – August 5, 2010 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the quarter ended June 30, 2010.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “The positive effects of our emerging new business model, which combines our legacy Resorts operations with an expanding focus on generating fee-based service commission revenue, were reflected in a number of important metrics during Q2 2010. Resorts system-wide sales (which included sales made on behalf of third parties) increased, we generated strong operating results and net profit, expanded our industry footprint in providing fee-based services, increased cash from operating activities, reduced debt, and continued to take steps to mitigate the impact of a challenging commercial credit environment.”

Mr. Maloney noted the following operating highlights for the three and six months ended June 30, 2010:

•	A 65% rise in pre-tax income to $8.8 million in Q2 2010 compared to Q2 2009;

•	Cash flow from operating and investing activities combined was $77.9 million for the six months ended June 30, 2010, a $79.4 million improvement compared to the same period of 2009;

•

Fee-based sales commission revenue of $12.1 million in Q2 2010 contributed an estimated $2.4 million to Resorts operating profit. In addition, profits from our other resort fee-based services (management services, title services, etc.), increased 25% during Q2 2010 compared to Q2 2009;

•	As of June 30, 2010, Bluegreen managed 40 timeshare resorts and hotels, up from 37 as of June 30, 2009;

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August 5, 2010

•	Cash received from Resorts sales -- either at closing or within 30 days – equalled 48% of Resorts sales during Q2 2010, up from 42% in the same period of 2009;

•	Sales to existing Bluegreen Vacation Club owners represented 57% of total Resorts sales in Q2 2010 as compared to 53% in the same period last year; and

•	Recourse debt declined by $27.1 million during the six months ended June 30, 2010.

As previously disclosed, effective January 1, 2010, Bluegreen adopted accounting guidance that resulted in the consolidation into the Company’s financial statements of seven special-purpose finance entities that were previously classified as off balance sheet. These entities issued the Company’s securitization bonds and hold the receivables which collateralized the bonds. The adoption of this new accounting guidance increased interest expense (by the amount of interest expense incurred on the securitization bonds) and interest income (by the amount of income generated from the related receivables, partially offset by the absence of accretion income on residual interests that were eliminated).

RESULTS OVERVIEW

Net income in Q2 2010 was $4.3 million, or $0.14 per diluted share, as compared to net income of $6.8 million, or $0.22 per diluted share, in Q2 2009. In Q2 2009, the Company incurred a one-time income tax benefit of $4.6 million, or $0.15 per share, as a result of certain temporary book and tax differences becoming permanent. Excluding this benefit, Bluegreen’s net income would have increased 95% in Q2 2010 as compared to Q2 2009.

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August 5, 2010

BLUEGREEN RESORTS

Supplemental Segment Financial Data and Reconciliation of System-Wide Sales to GAAP Resorts Sales of Real Estate
Three Months and Six Months Ended June 30, 2010 and June 30, 2009
(In 000’s, except percentages) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales

System-wide sales	$79,989		$60,135		$135,827		$101,201

Change in sales deferred under timeshare accounting rules	(4,017)		492		(6,514)		10,844

Estimated uncollectible VOI notes receivable	(7,051)		(8,650)		(11,361)		(16,548)

System-wide sales, net	68,921	100%	51,977	100%	117,952	100%	95,497	100%
Less: Sales of third party VOIs	(18,201)	(26)	—	—	(33,955)	(29)	—	—
Adjustments to allowance for loan losses	(2,537)	(4)	—	—	(13,241)	(11)	—	—

Sales of real estate	48,183	70	51,977	100	70,756	60	95,497	100
Cost of sales of real estate sales	(12,346)	(26)*	(18,443)	(35)*	(18,434)	(26)*	(29,658)	(31)*

Gross profit	35,837	74 *	33,534	65 *	52,322	74 *	65,839	69 *

Fee-based sales commission revenue	12,130	18	—	—	22,310	19	—	—

Other resort fee-based services revenues	16,729	24	13,635	26	32,705	28	27,251	29
Cost of other resort fee-based services	(10,048)	(15)	(8,297)	(16)	(21,523)	(18)	(18,154)	(19)

	6,681		5,338		11,182		9,097

Selling and marketing expense	(35,624)	(52)	(28,455)	(55)	(63,573)	(54)	(53,185)	(56)
Resorts G & A expense	(4,372)	(6)	(4,416)	(8)	(8,372)	(7)	(8,191)	(9)

Total Resorts operating expense (1)	(39,996)		(32,871)		(71,945)		(61,736)

Resorts operating profit (2)	$14,652	21%	$6,001	12%	$13,869	12%	$13,560	14%

*	Expressed as a percentage of sales of real estate.

(1)

Resorts operating expenses excludes the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges, and income taxes.

(2)

Resort operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other income (expense) net, interest expense, non-controlling interest, restructuring charges and income taxes. A reconciliation of Resort operating profit to income before non-controlling interest and provision for income taxes is included in this release.

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August 5, 2010

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

Other data (not in 000’s):	2010	2009	2010	2009

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	57%	53%	59%	53%
Number of Bluegreen VOI sales transactions	5,170	5,515	8,647	9,285
Number of sales made on behalf of the outside developer for a fee	1,479	—	2,796	—

Total VOI sales transactions	6,649	5,515	11,443	9,285
Average sales price per transaction	$11,990	$11,170	$11,842	$11,044
Total marketing prospect tours	44,026	36,620	73,579	58,649
New marketing prospect tours	26,329	21,667	41,737	34,371
Sale-to-tour ratio (total prospects)	15.1%	15.1%	15.6%	15.8%
Sale-to-tour ratio (new prospects)	10.5%	11.7%	11.1%	12.4%
Sales deferred under timeshare accounting rules as of end of period			$16.1 million	$12.4 million
Resorts operating profit deferred under timeshare accounting rules as of end of period			$8.6 million	$6.4 million

Higher system-wide Resorts sales reflect increased numbers of marketing prospects, while maintaining approximately the same overall sale-to-tour ratio and increasing the average sales price per transaction.

Selling and marketing expenses as a percentage of system-wide sales, net, in Q2 2010 were 52% as compared to 55% in Q2 2009. We experienced a higher proportion of sales in Q2 2010 to existing owners which carry a relatively lower marketing cost.

Pretax profits from other resort fee-based services increased to $6.7 million during Q2 2010 from $5.3 million in Q2 2009, primarily the result of managing a higher number of timeshare resorts on behalf of property owners’ associations as well as earning higher profits in our title business.

Resorts operating profit was $14.7 million, a 144% increase from the operating profit of $6.0 million in Q2 2009, reflecting higher system-wide sales and the Company’s fee-based sales initiatives and continued operational efficiencies.

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August 5, 2010

As previously announced, Bluegreen implemented a FICO® score-based credit underwriting program beginning December 15, 2008 (“12/15/08”). Delinquencies over 30 days on the total originated and serviced timeshare receivables portfolio at June 30, 2010, broken out between loans originated prior to December 15, 2008 and those originated under Bluegreen’s credit underwriting program, are reflected in the table below.

	Outstanding Principal Balance	Percentage of Outstanding Principal Balance Over 30 days Past Due

Originations Pre-12/15/08 (loans not subjected to FICO® credit score requirements at origination)	$588.4 million	4.3%

Originations After 12/15/08 (loans were subjected to minimum FICO® requirements at origination)	156.2 million	2.0%

Total	$744.6 million	3.8%

Defaults on the pre-12/15/08 originated portfolio increased to a 14.6% average annual default rate for the twelve months ended June 30, 2010 compared to 13.0% for the twelve months ended June 30, 2009, but decreased from 15.3% for the twelve months ended March 31, 2010. These loans were not subject to credit underwriting at the time of sale, and in connection with the adoption of new accounting standards on January 1, 2010, we now include an additional $463.5 million of such loans on our balance sheet.

The average annual default rate on loans originated after 12/15/08 was 3.4%. However, a comparison through June 30, 2010 of loans originated after 12/15/08 compared to similarly seasoned loans originated in the pre-12/15/08 portfolio indicates that cumulative defaults on the FICO® underwritten portfolio to date have been less than 50% of those experienced in the pre-12/15/08 portfolio at that point in their seasoning.

Bluegreen Corporation August 5, 2010	Page 6

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three and Six Months Ended June 30, 2010 and June 30, 2009
(In 000’s, except percentages) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales

Sales of real estate	$2,937	100%	$4,578	100%	$6,603	100%	$6,913	100%
Cost of sales of real estate	(3,000)	(102)%	(3,696)	(81)%	(11,360)	(172)%	(4,586)	(66)%

Gross profit (loss)	(63)	(2)%	882	19%	(4,757)	(72)%	2,327	34%

Other Communities operations revenues	499	17%	407	9%	850	13%	757	11%
Cost of other Communities operations	(913)	(31)%	(1,055)	(23)%	(1,660)	(25)%	(1,655)	(24)%

Gross loss on other operations	(414)		(648)		(810)		(898)

Selling and marketing expense	(1,312)	(45)%	(1,243)	(27)%	(2,333)	(35)%	(2,377)	(34)%
Communities G& A expense	(2,904)	(99)%	(1,003)	(22)%	(4,535)	(69)%	(2,466)	(36)%

Total Communities operating expense	(4,216)		(2,246)		(6,868)		(4,843)

Communities operating loss	$(4,693)	(160)%	$(2,012)	(44)%	$(12,435)	(188)%	$(3,414)	(49)%

Other data (not in 000’s):
Average sales price per homesite	$60,206		$46,799		$59,175		$55,289
Sales deferred under percentage- of-completion accounting as of end of period					$1.0 million		$2.6 million
Communities operating profit deferred under percentage-of-completion accounting as of end of period					$0.4 million		$0.8 million

Operations at Bluegreen Communities reflect the deterioration of the general economy and the real estate markets, in particular. There has been a decline in demand for the Company’s homesites, especially for higher priced premium homesites. Bluegreen has significantly reduced prices on certain completed homesites in response to the weak real estate market and in order to stay competitive in certain regions where competitors have reduced their prices. In the first quarter of 2010, we recorded non-cash charges to cost of real estate sales of $5.3 million to write-down the inventory balances of certain phases of our completed homesites to fair value less costs to sell. We calculated the estimated fair value of these properties based on our analysis of their estimated future cash flows, discounted at rates commensurate with the inherent risk. We estimated future cash flows based upon our expectations of our performance given current and projected forecasts of the economy and real estate markets in general. Should the adverse conditions in the real estate markets we operate in continue longer than we have forecasted or deteriorate further

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or our performance not otherwise meet our expectations, additional charges will be recorded in the future. Furthermore, should our intentions or estimates relative to our Bluegreen Communities business change in the future, the carrying values of the related inventory and our results of operations will be materially adversely affected.

Bluegreen Communities’ general and administrative expenses increased during the three and six months ended June 30, 2010 as compared to the same periods in 2009. Bluegreen Communities continues to focus its efforts on controlling its costs in response to declining sales. The increases in both periods of 2010 are primarily the result of increased cost to settle litigation and a higher proportion of real estate taxes being expensed as incurred versus capitalized into inventory, due to reduced construction and development activity compared to prior periods.

SELECTED OTHER FINANCIAL INFORMATION

As of

	June 30, 2010	December 31, 2009

Unrestricted cash	$63.6 million	$70.5 million
Book value per share	$10.33	$12.32
Debt-to-equity ratio: recourse and non-recourse debt	2.68:1	1.40:1
Debt-to-equity ratio: recourse debt only	1.18:1	1.06:1

Book value per share decreased and the Company’s debt-to-equity ratios increased at June 30, 2010, compared to December 31, 2009, primarily as a result of the adoption of new accounting guidance on January 1, 2010, which resulted in a significant amount of securitization debt that was previously accounted for off-balance sheet being consolidated on to the Company’s balance sheet, as well as a related $61.3 million non-cash charge to retained earnings representing the cumulative effect of a change in accounting principle. However, when comparing these ratios to March 31, 2010, book value per share increased from $10.17, and the Company’s debt-to-equity ratios improved from 2.85:1 (recourse and non-recourse) and 1.23:1 (recourse only).

At June 30, 2010, Bluegreen had receivable-backed credit facilities with revolving capacity of up to $225.0 million with availability of $40.5 million, although additional availability is generated as these facilities pay down, subject to eligible collateral and other customary terms and conditions. The advance periods under the Company’s two primary existing receivable facilities are currently set to expire near the end of August 2010. The Company is currently in various stages of discussions with these current and certain new lenders for the renewal of the existing credit facilities. There can be no assurances that the Company will be successful in its efforts to consummate these transactions on favorable terms or at all.

Bluegreen Corporation August 5, 2010	Page 8

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate businesses. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, real estate-based vacation ownership plan with more than 160,000 owners, over 55 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-for-service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com .

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may deteriorate in the future and that credit underwriting standards may not have the expected effects on the performance of such notes receivable; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-based service initiatives may not be successful and will not grow or generate profits as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 31, 2010, and most recent Form 10-Q to be filed on August 6, 2010.

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BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(In 000’s, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

REVENUES:

Gross sales of real estate	$60,708	$65,205	$101,961	$118,958
Estimated uncollectible VOI notes receivable	(9,588)	(8,650)	(24,602)	(16,548)

Total sales of real estate	51,120	56,555	77,359	102,410

Other resort fee-based services and communities operations revenue	17,228	14,042	33,555	28,008
Fee-based sales commission revenue	12,130	—	22,310	—
Interest income	26,926	17,695	54,417	36,188
Other income, net	—	1,834	—	1,299

Total operating revenues	107,404	90,126	187,641	167,905

EXPENSES:
Cost of real estate sales	15,346	22,139	29,794	34,244
Cost of other resort fee-based services and communities operations	10,961	9,352	23,183	19,809
Selling, general and administrative expenses	55,026	45,183	103,965	85,810
Interest expense	16,521	8,100	33,575	15,435
Other expense, net	721	—	389	—

Total operating expenses	98,575	84,774	190,906	155,298

Income (loss) before non-controlling interests, provision(benefit) for income taxes and discontinued operations	8,829	5,352	(3,265)	12,607
Provision (benefit) for income taxes	3,151	(2,780)	(2,625)	(407)

Income (loss) from continuing operations	5,678	8,132	(640)	13,014
Income from discontinued operations	—	232	—	89

Net income (loss)	5,678	8,364	(640)	13,103
Less: Net income attributable to non-controlling interests	1,369	1,550	2,908	2,736

Net income (loss) attributable to Bluegreen Corporation	$4,309	$6,814	$(3,548)	$10,367

Income (loss) from continuing operations attributable to Bluegreen Corporation per common share – Basic:
Earnings (loss) per share from continuing operations attributable to Bluegreen shareholders	$0.14	$0.21	$(0.11)	$0.33
Earnings per share for discontinued operations	$—	$0.01	$—	$—

Earnings (loss) per share attributable to Bluegreen shareholders	$0.14	$0.22	$(0.11)	$0.33

Income (loss) from continuing operations attributable to Bluegreen Corporation per common share – Diluted:
Earnings (loss) per share from continuing operations attributable to Bluegreen shareholders	$0.14	$0.21	$(0.11)	$0.33
Earnings per share for discontinued operations	$—	$0.01	$—	$—

Earnings (loss) per share attributable to Bluegreen shareholders	$0.14	$0.22	$(0.11)	$0.33

Weighted average number of common and common equivalent shares:
Basic:	31,166	31,076	31,155	31,071

Diluted:	31,730	31,081	31,155	31,077

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August 5, 2010

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	June 30, 2010	December 31, 2009

	(Unaudited)

ASSETS

Unrestricted cash and cash equivalents	$63,589	$70,491
Restricted cash	50,553	23,908
Contracts receivable, net	1,649	4,826
Notes receivable, net	646,765	309,307
Prepaid expenses	9,526	7,884
Other assets	42,044	35,054
Inventory, net	466,621	515,917
Retained interests in notes receivable sold	—	78,313
Property and equipment, net	82,303	85,565

Total assets	$1,363,050	$1,131,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$13,144	$14,846
Accrued liabilities and other	50,252	51,083
Deferred income	18,840	14,883
Deferred income taxes	50,216	87,797
Receivable-backed notes payable - recourse	110,365	111,526
Receivable-backed notes payable - non-recourse	485,946	131,302
Lines-of credit and notes payable	159,886	185,781
Junior subordinated debentures	110,827	110,827

Total liabilities	999,476	708,045

Total equity	363,574	423,220

Total liabilities and shareholders’ equity	$1,363,050	$1,131,265

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August 5, 2010

BLUEGREEN CORPORATION
Reconciliation of Resort Operating Profit and Communities Operating Profit (Loss) to Income Before
Non-controlling Interest and Income Taxes
(in 000’s)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Operating profit for Bluegreen Resorts	$14,652	$6,001	$13,869	$13,560
Operating loss for Bluegreen Communities	(4,693)	(2,012)	(12,435)	(3,414)
Interest income	26,926	17,695	54,417	36,188
Other income (expense), net	(721)	1,834	(389)	1,299
Corporate general and administrative expenses	(10,390)	(11,576)	(24,011)	(22,486)
Mortgage servicing operations	(424)	1,510	(1,141)	2,895
Interest expense	(16,521)	(8,100)	(33,575)	(15,435)

Income (loss) before non-controlling interest and provision for income taxes	$8,829	$5,352	$(3,265)	$12,607